Exhibit 5.4

CONSENT OF PAUL TIETZ

The undersigned hereby consents to (i) the references to, and the information derived from (A) the Technical Report and Preliminary Feasibility Study for the San Rafael Property, Sinaloa, Mexico dated April 29, 2016 and (B) the Technical Report and Estimated Resources for the San Felipe Project, Sonora, Mexico dated May 3, 2018, and to (ii) the references to the undersigned’s name under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Silver Corporation.

           /s/ Paul Tietz

Paul Tietz, C.P.G.

Dated February 4, 2019